Exhibit 5.1

Our ref	OTS/824718-000001/85339456v2

K Wave Media Ltd.

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

26 November 2025

K Wave Media Ltd.

We have acted as counsel as to Cayman Islands law to K Wave Media Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under Rule 462(b) of the Act, the offering and sale of up to 8,761,941 ordinary shares, par value $0.0001 (the “Ordinary Shares”) which may be issued pursuant to:

i.	4,449,761 Ordinary Shares issuable pursuant to the conversion of US$15,789,474 aggregate principal amount of senior unsecured convertible notes (the “Notes”) issued by the Company on 11 July 2025; and

ii.	4,312,180 Ordinary Shares issuable pursuant to the exercise of warrants to purchase one Ordinary Share at a price of US$3.6616 per Ordinary Share (the “Warrants”) issued on 11 July 2025,

by the selling shareholders (the “Selling Shareholders”) as contemplated by the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 22 June 2023 and the amended and restated memorandum and articles of association of the Company as registered or adopted on 13 May 2025 (the “Memorandum and Articles”).

1.2	The written resolutions of the board of directors of the Company dated 10 July 2025 and 26 November 2025 (the “Resolutions”).

1.3	The following corporate records of the Company maintained at its registered office in the Cayman Islands, each as at the date of this opinion letter:

(a)	Register of Directors and Officers; and

(b)	Register of Mortgages and Charges.

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 21 November 2025 (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.6	The Registration Statement.

1.7	The Securities Purchase Agreement dated as of July 3, 2025 among the Company, each purchaser identified therein and Anson Investments Master Fund L.P. (acting through its general partner AIMF GP LLC) and Anson East Master Fund, LP (the “Agreement”).

1.8	The form of senior secured convertible note purchase agreement issued by the Company in relation to the Initial Notes (as defined in the Agreement) (the “Note Instruments”).

1.9	The form of warrant constitution the Initial Warrants (the “Warrant Documents”).

The documents listed in paragraphs 1.7 to 1.9 inclusive above shall be referred to collectively herein as the “Documents”.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents, the Warrants issuable under the Warrant Documents and the Notes issuable under the Note Instruments have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Documents, the Warrants issuable under the Warrant Documents and the Notes issuable under the Note Instruments are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Documents, the Warrants issuable under the Warrant Documents and the Notes issuable under the Note Instruments has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York (the “Relevant Jurisdiction”) and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Where a Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.6	All signatures, initials and seals are genuine.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents and the Warrants issuable under the Warrant Documents.

2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.9	No monies paid to or for the account of any party under the Documents, the Warrants issuable under the Warrant Documents and the Notes issuable under the Note Instruments or any property received or disposed of by any party to the Documents, the Warrants issuable under the Warrant Documents and the Notes issuable under the Note Instruments in each case in connection with the Documents, the Warrants issuable under the Warrant Documents and the Notes issuable under the Note Instruments or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.10	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraph 1.3 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.11	The Warrants and the Warrant Documents will be, or have been, duly executed and delivered by an authorised person of the parties thereto.

2.12	The Notes and the Note Documents will be, or have been, duly executed and delivered by an authorised person of the parties thereto.

2.13	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Warrants, Notes or the Ordinary Shares.

2.14	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.15	The Company has received money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were issued for less than par value.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The Ordinary Shares to be issued by the Company upon the exercise of the Warrants in accordance with the Warrant Documents and upon the conversion of the Convertible Notes in accordance with the Convertible Notes Documents have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents and the issuance of Ordinary Shares upon the conversion of the Convertible Notes in accordance with the Convertible Notes Documents and the Convertible Notes) and in accordance with the Memorandum and Articles and the Resolutions, such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.3	The execution, delivery and performance of the Documents have been authorised by and on behalf of the Company and, once the Documents have been executed and delivered by any director or officer of the Company, the Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	any provision in a Document which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to such Document (a “third party”) is unenforceable against that third party. Any provision in a Document which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act (As Revised));

(k)	any provision of a Document which is governed by Cayman Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;

(l)	we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(m)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Documents.

4.4	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.5	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

4.6	In this opinion letter the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Risk Factors”, “Legal Matters” and “Enforcement of Civil Liabilities” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Documents and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed (in whole or part) to any other person without our prior written consent.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

K Wave Media Ltd.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

To:	Maples and Calder (Cayman) LLP

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

26 November 2025

K Wave Media Ltd. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$100,000 divided into 990,000,000 ordinary shares of a par value of US$0.0001 each and 10,000,000 preferred shares of a par value of US$0.0001 each. The issued share capital of the Company is 63,198,074 ordinary shares, which have been duly authorised and are validly issued as fully-paid and non-assessable.

4	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

5	The directors of the Company at the date of Resolutions and at the date of this certificate were and are as follows: Hyung Seok Cho, Pyeung Ho Choi, Han Jae Kim, Jaekeun Kim, Tae Woo Kim, Ted Kim, Young Jae Lee and Yang Kan Chong.

6	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent (duly passed in the manner prescribed in the Memorandum and Articles), as the case may be.

7	Prior to, at the time of, and immediately following the execution of the Documents the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Documents for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

8	Each director of the Company considers the transactions contemplated by the Documents to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

9	No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice issued under the BOT Act.

10	None of the transactions contemplated by the Documents relate, directly or indirectly, to or create any rights, interests or obligations in respect of any “relevant interest” (as defined in the BOT Act) of a Legal Person.

11	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no step has been taken to appoint a receiver in relation to any of the Company’s property or assets.

12	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

13	The Company has no employees.

14	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

15	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to purchase any of the Ordinary Shares.

16	The Ordinary Shares to be offered and sold by the Selling Shareholders as contemplated by the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

17	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Ted Kim
Name:	Ted Kim
Title:	Chief Executive Officer

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